EXHIBIT 5

Opinion of Robinson & Cole LLP

October 5, 2001

Crompton Corporation
One American Lane
Greenwich, Connecticut 06831-2559

Dear Sirs:

          This opinion is being given in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission by Crompton Corporation (the "Company") on the date hereof for the purpose of registering under the Securities Act of 1933, as amended, 1,500,000 shares (the "Shares") of the Common Stock, par value $.01 per share (the "Common Stock"), that may be issued by the Company under the Crompton Corporation Employee Stock Ownership Plan (the "Plan"). In connection with this opinion, we have examined such corporate records, certificates and other documents and have considered such questions of law as we have considered necessary or appropriate for the purpose of this opinion.

          Upon the basis of the foregoing, we advise you that, in our opinion, the Shares have been legally authorized for issuance under the Plan and when issued under the Plan will be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Robinson & Cole LLP
Robinson & Cole LLP